EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

WF International Limited:

We hereby consent to the inclusion in the foregoing Registration Statement of WF International Limited and its subsidiaries (collectively the “Company”) on the Form F-1 of our report dated on June 30, 2023, relating to our audits of the accompanying consolidated balance sheet of the Company as of September 30, 2022 and 2021, and the related consolidated statements of operations and comprehensive (loss) income, changes in stockholders’ equity and cash flows for the years ended September 30, 2022 and 2021.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

November 7, 2023

1600 Broadway, Suite 1600, Denver, CO, 80202, USA. Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us